U.S. Gold Corp. Announces Disposition of Dataram Memory Corp.

-Sale of non-core business enables USAU to focus completely on gold exploration

ELKO, NV, October 16, 2017 – U.S. Gold Corp. (NASDAQ: USAU) today announced it sold its subsidiary, Dataram Memory Corp. Dataram Memory Corp. develops, manufactures and markets computer add-in memory products for use with workstations, minicomputers and servers. Since the Company’s acquisition of Gold King Corp. f/k/a U.S. Gold Corp. in May 2017, the Company shifted its focus to gold exploration and Dataram Memory Corp. was no longer its core business.

Commenting on the disposition, Edward Karr, President & CEO said, “The sale of our Dataram Memory legacy subsidiary is another step in our transformation to a focused junior gold exploration and development company. We view this disposition as a win-win-win: for U.S. Gold Corp., for our shareholders and for Dataram Memory Corp. I would like to thank our Board of Directors for their involvement in the process. We are looking at, and evaluating, several new potential opportunities in the exploration and mining sectors.”

Global Alliance Securities, LLC arranged for this transaction.

The net proceeds from the sale of Dataram Memory Corp., when finally determined after deducting expenses associated with the legacy business and the sale, will be distributed, on a pro rata basis, to the Company’s shareholders of record as of May 8, 2017.

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded U.S.-focused gold exploration and development company. U.S. Gold Corp. has a portfolio of development and exploration properties. Copper King is located in Southeast Wyoming and has a historical Preliminary Economic Assessment (PEA), done by Mine Development Associates in 2012 for Strathmore Minerals Corporation. Keystone is an exploration property on the Cortez Trend in Nevada, identified and consolidated by Dave Mathewson. For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: changes in the price of gold and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold